Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) is effective as of September 1, 2010, by and between the UNITED STATES SMALL BUSINESS ADMINISTRATION (“SBA”), an agency of the United States, and its successors and assigns, and Waterside Capital Corporation (the “Licensee”), a Small Business Investment Company, licensed under the Small Business Investment Act of 1958, as amended, (the “Act”) whose address is 3092 Brickhouse Court, Virginia Beach, VA 23452.

WHEREAS, as of September 1, 2010 Licensee was indebted to SBA in the principal amount of $16,100,000.00 plus accrued interest, dividend interest and annual fees of $525,626.00 (“Indebtedness”) on fourteen SBA-guaranteed debentures described as follows:

Debenture Loan No.	Principal Amount	Interest Rate
04676551-00	1,000,000	6.580%
04676552-09	1,000,000	6.580%
04676553-07	1,000,000	6.580%
04676554-05	1,000,000	6.580%
04691651-10	1,000,000	6.442%
04691652-08	1,000,000	6.442%
04691653-06	2,100,000	6.442%
04691654-04	2,000,000	6.442%
04691655-02	1,000,000	6.442%
04691656-00	1,000,000	6.442%
04691657-09	1,000,000	6.442%
04691658-07	1,000,000	6.442%
04691659-05	1,000,000	6.442%
04691660-08	1,000,000	6.442%

Total	16,100,000

WHEREAS, because of the happening of one or more events enumerated under Title 13 of the Code of Federal Regulations (“Regulations”), Part 107, Section 1810, SBA has exercised its right under the Regulations to accelerate the payment of the Indebtedness, and Licensee acknowledges said right of acceleration and the aforesaid amount of the Indebtedness;

WHEREAS, Licensee has agreed to liquidate its portfolio assets in an orderly and prudent manner as set forth on Exhibit “A” in order to pay its Indebtedness to SBA and has requested that SBA restructure the Indebtedness in accordance with SBA’s authority under the Regulations; and

WHEREAS, SBA has agreed to restructure the Indebtedness pursuant to the terms and conditions hereinafter set forth.

WHEREAS, Licensee has made an interest payment of $525,626.00 on September 1, 2010 and another payment of $4,084,257.70, on September 29, 2010 of which $84,257.70 was applied to interest and $4,000,000.00, applied to principal so that as of September 30, 2010 $12,100,000.00 principal remains outstanding and interest is paid through September 30, 2010.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, Licensee and SBA hereby represent and agree as follows:

1. Definitions. For the purposes of this Loan Agreement, the following terms shall have the following meanings:

(a) “Assets” shall mean all of Licensee’s presently owned or hereafter acquired or created personal property (tangible or intangible) of whatever nature and wherever located including but not limited to all fixed assets, fixtures, inventory, notes receivable, accounts receivable, contract rights, choses in action, causes of action, instruments, documents, electronic business records, licenses, warranties, rights to indemnification, leasehold and sub leasehold interests in personal property, security interests held by or granted to Licensee, tax refunds, tax refund claims, partnership, limited liability company, and joint venture interests, goodwill, general intangibles, common stock, preferred stock, stock options, warrants, debentures, promissory notes, letter of credit rights, supporting obligations, chattel paper and all rights to the payment of money now owned or hereafter acquired or created together with all additions and accessions thereto, all replacements and substitutions thereof, and all proceeds and products thereof, but excluding Licensee’s name and trademark.

(b) “Associate” shall mean any director or officer of Licensee, their spouses or relatives within the third degree, and any other Person in which such relative has a substantial direct or indirect interest as set forth in Section 107.50 et.seq. of the Regulations.

(c) “Disposition” shall mean the sale, mortgage, pledge, subordination, redemption, assignment or any other transfer of any Asset or right to an Asset.

(d) “Indebtedness” shall mean all principal and interest outstanding on the Notes as defined in Paragraph 3 below, as well as any principal and interest on any other monies loaned by SBA to the Licensee for any reason;

(e) “Loan Documents” shall mean the Loan Agreement, the Secured Note, and the Security Agreement, all of even date herewith, and all between Licensee and SBA, and any and all ancillary documents executed in connection therewith, as of the date of this Loan Agreement.

(f) “Management Expenses” shall mean the following expenses set forth in Section 107.520 of the Regulations required to be paid by Licensee’s Investment Adviser/Manager:

(i) Salaries;

(ii) Office Expenses;

(iii) Travel;

(iv) Office and equipment rental;

(v) Bookkeeping; and

(vi) Expenses related to developing, investigating and monitoring of investments.

(g) “Operating Expenses” shall mean the expenses of Licensee (other than Management Expenses) for (i) auditing and legal costs, (ii) annual fees relating to the Licensee’s over-the-counter listings and (iii) all costs of preparing, filing and distributing registration statements, proxy statements, shareholder reports and otherwise complying with federal and state laws applicable to Licensee.

(h) “Certificate of Incorporation” shall mean the Certificate of Incorporation of Licensee dated as of July 13, 1993, as amended and as may be further amended from time to time.

(i) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a joint stock company, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

(j) “Reserve” shall mean those funds now held or hereafter reserved by Licensee to cover (i) Management and Operating Expenses, (ii) follow-on investments made to protect the existing Assets and undertaken only with SBA’s prior written approval, and (iii) other estimated contingencies approved in writing by SBA.

2. Restructuring of Indebtedness/Repayment of Other Obligations. The parties have agreed to restructure the Indebtedness by the simultaneous (i) release by SBA of Licensee’s Indebtedness to SBA under the SBA-guaranteed debentures and (ii) execution and delivery of the Loan Documents.

3 . Secured Note. The Indebtedness shall be evidenced by a Secured Note dated the date hereof (the “Secured Note”), duly executed by Licensee, payable to the order of SBA in the principal amount of $12,100,000 and having a stated maturity of March 31, 2013, with renewals at the discretion of the SBA. Renewal shall be substantially, but not solely dependent on overall compliance with the Portfolio Liquidation Projection attached hereto as Exhibit A, Exhibit A is incorporated herein and made a part of this Loan Agreement. The Secured Note shall bear and Licensee agrees to pay interest on the unpaid balance of the Secured Note at the rate of 6.442% per annum, pursuant to the payment schedule in Exhibit B and the Secured Note. Interest on the Secured Note will be calculated as simple interest based on a 365 day year. Licensee will pay the principal and interest on the Secured Note on a quarterly basis as provided in the attached Exhibit B from the interest income, disposition of assets or any other available source (saving and excepting the Reserve) and all such payments will be applied against the outstanding balance due on the Secured Note, interest first, then principal, Exhibit B is incorporated herein and made a part of this Loan Agreement. All payments under this Loan Agreement and Secured Note shall be made at such place as SBA may notify Licensee in writing. The Secured Note will be secured by the assets as provided in paragraph 7 hereof.

4. Disposition of Assets. Licensee will use commercially reasonable efforts, in a prudent manner, to collect and liquidate the Assets within the time frame set forth in Exhibit A in order to make payments as scheduled in Exhibit B. In any event, Licensee will complete the liquidation of all of the Assets no later than March 31, 2013. Any Disposition of Assets must be affected in accordance with this Loan Agreement and SBA’s Regulations. In addition, all other Assets resulting from any of the Licensee’s Financings (as that term is defined in Section 107.50 of the Regulations and hereinafter referred to as “Financing(s)”) shall be Disposed of only with SBA’s prior written approval. Licensee shall notify SBA, by E-mail, with confirmation to follow by overnight mail, to request SBA’s approval of the intended Disposition of Financings by Licensee. If SBA approves the Disposition of the Financing, it shall give notice to the Licensee. No Disposition of Assets shall be made without SBA’s prior written approval.

5. Management and Operating Expenses. SBA reserves the right at its discretion to review and modify the Management and Operating Expenses as it deems appropriate. Any request for modification must be approved by SBA in writing prior to payment. As of the date of this Loan Agreement, Licensee may pay the following Expenses as they become due:

(i) Operating Expenses not in excess of $63,000 per annum.,

(ii) Management Expenses in an amount not exceeding $23,750 per month effective 09/01/2010.

(iii) SBA does not approve payment of any amount for Directors and Officers insurance. SBA will consider a request by Licensee for future payments of directors and officers insurance by Licensee. Any request must be approved by SBA in writing.

6. Reserves. In addition to the payment of Management and Operating Expenses as provided in paragraph 5 above, Licensee may establish the Reserve. Licensee may retain from the proceeds of the Disposition of the Assets, the collection of interest due from small business concerns, or from any other source, an amount sufficient to fund the Reserve. The maximum amount of the Reserve will be established quarterly with SBA’s prior written approval but shall be at least an amount equal to the maximum Management and Operating Expenses permitted for the following quarter pursuant to paragraph 5 (or such other amount approved in writing by SBA). As of the date of this Loan Agreement, SBA has approved the establishment of an initial Reserve in the amount of $363,000 plus any approved SBA follow-on investment(s). Any increase or decrease to this Reserve of $363,000 must be approved by SBA in writing. Licensee may use the reserve to pay Management Expenses and Operating Expenses whenever the same become due, and upon any such use the Licensee may replenish the Reserve for the maximum Management and Operating Expenses of the next following quarter.

7. Security. Licensee has executed a Security Agreement simultaneously with this Loan Agreement for the purpose of collateralizing the Secured Note by granting SBA a first priority, perfected security interest in all of the Assets.

8. Perfection. Promptly upon the closing of the transactions contemplated by the Loan Documents, the Assets, including but not limited to, promissory notes, shall be delivered in pledge to SBA with signature guarantees or other required endorsements or assignments as to be determined by SBA. Licensee hereby agrees to file all appropriate and necessary financing statements in all necessary jurisdictions. In the event of SBA’s approval of any Disposition pursuant to paragraph 4 herein (“Disposition of Assets”), SBA shall promptly deliver such Assets to Licensee for transfer

9. Representations and Warranties. In order to induce SBA to enter in this Loan Agreement and to restructure the Indebtedness as provided for herein, Licensee represents and warrants to SBA that:

(a) It is a Corporation (“Corp”) duly organized and validly existing in good standing under the laws of the state of Virginia and is legally authorized to own its properties and all assets and to conduct its business, and is duly qualified to transact business as a Corp and is qualified as a foreign Corp in every other jurisdiction where its operations require it to be qualified, as long as Waterside remains a publically traded, it maintains compliance with all applicable regulations and laws;

(b) The Loan Documents have been duly executed and delivered, have been duly authorized by the President of the Licensee, are enforceable against Licensee in accordance with their respective terms and do not violate the terms of the Certificate of Corporation and Articles of Incorporation; and

(c) None of the Loan Documents that are being delivered to SBA in connection herewith contain any misrepresentation or untrue statement of fact or omits to state a fact necessary in order to make any such representation or statement contained therein not misleading.

10. Affirmative Covenants.

So long as Licensee is indebted to SBA, and until all other obligations of Licensee to SBA hereunder and under the other Loan Documents have been performed or discharged, Licensee shall:

(i) Cease all lending and investing activities, as of the date of closing of the Loan Documents, other than follow-on investments made to protect the existing Assets and undertaken only with SBA’s prior written approval;

(ii) Deliver to SBA:

(A) Within ninety (90) days after the last day of Licensee’s fiscal year, audited financial statements of Licensee for such fiscal year, and an audited Form 468. The financial statements shall include, but not be limited to, a balance sheet of Licensee for the fiscal year then ended, statement of operations realized, reconciliation of undistributed realized earnings for such fiscal year, each prepared in accordance with generally accepted accounting principles (GAAP) consistently applied in reasonable detail, and certified by its independent certified public accountant. The opinion of the independent certified public accountant shall comply with applicable auditing and accounting standards.

(B) Within fifteen (15) days after the end of each month, interim cash flow statements of Licensee, certified by Licensee’s Chief Financial Officer.

(C) Within thirty (30) days after the end of each quarter, unaudited Form 468 of Licensee, prepared in accordance with SBA regulations for funds with outstanding Leverage.

(D) Promptly upon receipt thereof, deliver to the SBA copies of the management report and all other reports submitted to Licensee by its independent certified public accountant in connection with any annual or interim audit or review of the books of Licensee conducted by such accountants.

(E) Such additional information as SBA may reasonably request from time to time.

(iii) Advise SBA in writing pursuant to the paragraph 16(a) below every thirty (30) days of the status of any litigation or other legal proceedings, other than routine collection actions in which Licensee is a party and within five (5) days of the commencement of any litigation, as a plaintiff or defendant;

(iv) Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence as a corporation and all franchises, rights and privileges necessary for the proper conduct of its business;

(v) Notify SBA promptly upon knowledge of an Event of Default under this Agreement or an event which would constitute an Event of Default but for the lapse of time or giving of notice;

(vi) Execute and deliver such further or additional instruments and assurances, and take all such additional action, as SBA may reasonably require for the purpose of carrying out the provisions of this Loan Agreement and the other Loan Documents;

(vii) Comply with all provisions of the Act and the Regulations, and any other applicable law or regulation; and

(ix) Keep the Assets free and clear of all liens and encumbrances other than the lien of the Loan Documents.

11. Negative Covenants. So long as Licensee is indebted to SBA, Licensee shall not, without the prior written approval of SBA:

(a) Pay Management and Operating Expenses in an amount exceeding the limits set forth in paragraph 5 hereto;

(b) Incur indebtedness for borrowed money, or Dispose of any of its assets (including the Assets) except as permitted by this Loan Agreement;

(c) Change any of its officers or investment advisors except in accordance with the Regulations;

(d) Act as a guarantor or surety, or otherwise become liable on the obligations of any other Person;

(e) Purchase, redeem, retire or otherwise acquire directly or indirectly any person’s equity interest in Licensee now or hereafter outstanding, or set apart any sum for such purpose;

(f) Make any distribution of any kind of any undistributed realized earnings, reduce private capital, or set apart any sum for such purpose;

(g) Make any payment on any indebtedness that is by its terms subordinate to the Indebtedness owed pursuant to this Loan Agreement;

(h) Except for Dispositions that are permitted under this Loan Agreement, dissolve, reorganize, liquidate or acquire the assets or capital stock of any Person or merge itself into any Person;

(i) Enter into any agreement as lessee under the terms of which Licensee agrees to the leasing of real or personal property;

(j) Except for Dispositions that are permitted under this Loan Agreement, permit any material change in the business or operations of Licensee or change its current accounting practices except for changes permitted by the Regulations and appropriate accounting standards; and

(k) Make any new or follow on investments without SBA’s prior written consent.

12. Events of Default. If any one or more of the events listed below (each, an “Event of Default”) shall occur and shall remain uncured for a period of thirty (30) days after the date of the letter from SBA to Licensee setting forth in reasonable detail a description of the Event of Default, the entire unpaid balance of the principal and interest of the Secured Note and all other obligations and indebtedness of Licensee to SBA shall become immediately due and payable (except that in the case of subparagraphs (a), (b), (f), (h), (i), (j), (k) and (l) below, the thirty (30) day cure period shall not apply) without the necessity of any demand, presentment, protest or notice upon Licensee, all of which are expressly waived by Licensee.

(a) Failure by Licensee to make any payment of interest or principal as and when due and payable pursuant to the terms of the Secured Note and this Loan Agreement;

(b) The making of a knowingly false or materially incorrect representation or warranty by Licensee in any Loan Document or any certificate, statement or report made in compliance with the Loan Document, including, without limitation, the Certificate. For the purposes of this subsection, materiality shall be determined in the sole reasonable discretion of SBA;

(c) Failure by Licensee to comply with any of the affirmative or negative covenants contained in this Loan Agreement reasonably deemed material to SBA;

(d) Failure by Licensee to perform any other material term, condition or covenant of the Loan Documents;

(e) A Material Adverse Change in the financial condition of Licensee’s operations during any time following the first quarter after the closing date of this Agreement, including but not limited to, any material reduction in the value of the Assets or any act of the Debtor which in the reasonable opinion of SBA imperils the prospect of full performance or satisfaction of Licensee’s obligations herein. For purposes of this subsection, a Material Adverse Change shall mean a reduction in the aggregate value of the Assets that have not been disposed of in accordance herewith to a value, as determined by SBA, that is less than 85 percent of the value as reflected in Exhibit C, Value of Assets or is less than 100 percent of the outstanding indebtedness owed to SBA at any given time, Exhibit C is incorporated herein and made a part of this Loan Agreement. On the date hereof, the parties hereto estimate such value to be as set forth on Exhibit C attached hereto;

(f) Participation by Licensee in insolvency or reorganization procedures in respect of Licensee, provided that no such proceeding instituted by any third party against Licensee shall constitute an Event of Default unless such proceeding shall remain undismissed and unstayed for a period of ninety (90) days after the commencement thereof;

(g) The rendering of any judgment against Licensee or the occurrence of any attachment of any of its properties involving in excess of $10,000 which shall not be paid, stayed on appeal, discharged, bonded or dismissed for a period of thirty (30) days or more;

(h) Dissolution or the cessation of doing business of Licensee; or

(i) Indictment or conviction of any of the directors, officers, or other employees of the Licensee, for any unlawful act other than minor traffic and similar offenses; provided, however, that no Event of Default shall exist if, promptly upon learning of such indictment or conviction, Licensee shall notify SBA in writing and, if requested by SBA, dismiss such person or otherwise remove them from all authority over Licensee and its assets and nominate a successor acceptable to SBA in its sole discretion.

(j) In addition, Licensee acknowledges that SBA is only forbearing until September 1, 2011 from filing the Consent to Receivership and Judgment. If SBA determines that it is in SBA’s interest to terminate the Loan Agreement and file the Consent to Receivership and Judgment, SBA shall have the right to do so at any time after September 1, 2011.

(k) Failure to request an additional investment in Servient, Inc. by October 31, 2010 or failure for SBA to approve an additional investment in Servient, at SBA’s sole discretion by December 31, 2010.

(l) Failure to resolve transfer restrictions on remaining three companies, Servient, Inc., Eton Court Asset Management, Ltd., and DigitalSquare, LLC, and SBA is not provided an Opinion of Counsel, acceptable to SBA by December 30, 2010;

(m) Failure to transfer any investments, other than those addressed in the Opinion of Counsel, owned by Licensee to SBA, unless SBA approves in writing that the Licensee hold the investment documents;

13. Remedies for Events of Default and Waiver. In the event of any Event of Default by Licensee, and at any time thereafter, SBA may, at its election, choose to pursue any one or more of the following remedies:

(a) Require Licensee to prepare a final accounting of the liquidation of the Assets to be submitted to SBA;

(b) Require Licensee to assign the Collateral (as defined in the Security Agreement) to SBA pursuant to such assignment documents as may be necessary to transfer all Licensee’s rights, title and interest in and Collateral assigned to SBA;

(c) File and enforce the Stipulation and Consent Judgment and Order executed by Licensee (“Consent Judgment and Order”).

(d) Require Licensee to execute and provide SBA with a copy of such documentation as shall be reasonably necessary to demonstrate to SBA that Licensee shall no longer operate as an SBIC licensed by SBA and will no longer continue to hold itself out as such;

(e) In addition, Licensee acknowledges that SBA is only forbearing until September 1, 2011 from filing the Consent to Receivership and Judgment. If SBA determines that it is in SBA’s interest to terminate the Loan Agreement and file the Consent to Receivership and Judgment, SBA shall have the right to do so at any time after September 1, 2011;

(f) Exercise all other rights and remedies available to SBA under the other Loan Documents or pursuant to the Act or Regulations, at law or in equity.

In the event the Licensee satisfies its obligation to SBA, Licensee shall surrender its SBIC operating license and present to SBA evidence of a corporate resolution authorizing the amendment of its Certificate of Incorporation Agreement, to eliminate all reference to SBA and the SBIC program and provide SBA with an affirmation (subject to the approval of SBA) signed by an appropriate senior officer of the Licensee, to the effect that Licensee will no longer hold itself out as an SBIC.

14. Payment of the Secured Note in Full. Contemporaneously with the payment of the Secured Note in full, SBA shall deliver to Licensee without charge, all Assets then in its possession and all amendments, terminations or releases of the Loan Documents and financing statements filed with respect to the Assets that are necessary to completely and irrevocably release all security and other interests of the SBA in the Assets.

15. Miscellaneous.

(a) All notices, requests and other communications pursuant to this Loan Agreement and the Loan Documents must be in writing and transmitted by one of the following: (i) hand delivery; (ii) facsimile or e-mail with the original thereof being sent within a reasonable time thereafter by regular mail; (iii) certified mail return receipt requested; or (iv) overnight courier service. A notice is deemed to have been received (x) if by hand delivery, telegram, overnight courier service, or certified mail, as of the day of delivery of the notice to the addressee; (y) if by facsimile, as of the first business day following receipt of notice of transmission by recipient; or (z) if by electronic means, as of the first (1st) business day following the day on which the electronic notice is received by the addressee;

(b) All notices as described above shall be addressed as follows:

(i) If to SBA:

Todd Leibbrand

Account Resolution Branch

Office of Liquidation

409 Third Street S.W., 6th Floor

Washington, DC 20416

Voice (202)205-7252

Fax (202)481-5884

todd.leibbrand@sba.gov

(ii) If to Licensee:

Waterside Capital Corporation

Franklin (Lin) P. Earley

President and CEO

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Lin.Earley@WatersideCapital.com

(757) 626-1111

(iii) copies to:

Franklin P. Earley

2505 Cheyne Walk

Virginia Beach, VA 23454

Lin.Earley@cox.net

(757)672-2778

David Winter, Esq.

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Arlene P. Messinger

Assistant General Counsel

U.S. Small Business Administration

409 Third Street, S.W., 7th Floor

Washington, D.C. 20416

or such other address as the receiving party shall have designated in a written notice to the other sent in accordance with this section. For the purpose of the Loan Documents, the address of Licensee may be changed only upon prior written approval of SBA. Such approval shall not be unreasonably denied and may be conditioned upon the completion of one or more filings or other acts related to such change of address as SBA reasonably deems appropriate;

(c) No failure or delay on the part of SBA in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege, nor shall any such failure or delay preclude any other or further exercise thereof;

(d) No modification or waiver of any provision of the Loan Documents shall be effective unless in writing, and signed by the parties hereto;

(e) The rights and obligations of Licensee under this Loan Agreement shall not be assignable without the prior written consent of SBA;

(f) LICENSEE HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE LOAN DOCUMENTS, and Licensee hereby waives the right to interpose any set-off, counterclaim or cross-claim in connection with any such litigation by SBA unless such set-off, counterclaim, cross-claim arises out of the Loan Documents;

(g) If any provision of the Loan Documents is declared invalid, such action shall not invalidate any other provision in those instruments, which shall remain in full force and effect;

(h) Licensee further agrees that, pursuant to Section 101.106(b) of Part 13 of the Code of Federal Regulations, the Loan Documents are to be construed and enforced in accordance with applicable Federal law and applicable Virginia law to the extent it does not conflict with applicable Federal law;

(i) All covenants, agreements, representations and warranties made in the Loan Documents shall survive the restructuring by SBA of the Indebtedness and the execution and delivery to SBA of the Loan Documents and shall continue in full force and effect so long as Licensee is indebted to SBA;

(j) THIS AGREEMENT (AND OTHER LOAN DOCUMENTS TO WHICH LICENSEE IS A PARTY OR IS SUBJECT) EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDES ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed effective on the date and year first above written.

WATERSIDE CAPITAL CORPORATION

By:	/s/ Franklin P. Earley
Franklin P. Earley, President

Witness:
Name:

UNITED STATES SMALL BUSINESS ADMINISTRATION

By:	/s/ Gail G. Green
Gail G. Green, Chief
Account Resolution Branch

Witness:
Name: